RXi Pharmaceuticals Corporation

257 Simarano Drive, Suite 101

Marlborough, MA 01752

(508) 767-3861

May 23, 2018

VIA EDGAR

Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, DC 20549

Attn: Irene Paik

Re:	RXi Pharmaceuticals Corporation

Registration Statement on Form S-1

Filed May 9, 2018

File No. 333-224799

Ladies and Gentlemen:

Pursuant to Rules 460 and 461 promulgated under the Securities Act of 1933, as amended, RXi Pharmaceuticals Corporation, a Delaware corporation (the “Company”), hereby respectfully requests that the effective time of the above referenced Registration Statement on Form S-1 filed by the Company (the “Registration Statement”) be accelerated to 4:00 p.m., Eastern Daylight Time, on, May 25, 2018 or as soon thereafter as practicable.

[Signature page follows]

Very truly yours,

RXi Pharmaceuticals Corporation

/s/ Geert Cauwenbergh
Geert Cauwenbergh
President, Chief Executive Officer and acting Chief
Financial Officer

cc:	Ryan A. Murr, Gibson, Dunn & Crutcher LLP